UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8-K/A
                              Amendment No. 1
                               CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
      Date of Report (Date of earliest event reported): June 30, 2005

                            TREE TOP INDUSTRIES, INC.
                          (FORMERLY GOHEALTH MD, INC.)
             (Exact name of registrant as specified in its charter)


Nevada                             001-10382                   83-0250943
------                             ---------                   ----------
(State or other jurisdiction       (Commission                (IRS Employer
 of incorporation)                 File Number)         Identification No.)

                        666 Fifth Avenue, Suite 300
                             New York, New York
                  (Address of principal executive offices)

                               (775) 261-3728
            (Registrant's telephone number, including area code)

                                 ---------

       (Former name or former address, if changed since last report)




Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 14, 2006 the Company filed Amendment No. 2 to its Form 10KSB for the period ended December 31, 2004 and Amendment No. 2 to its Form 10QSB for the period ended March 31, 2005.

The amendments were the result of comment letters from Staff of the Securities and Exchange Commission's Division of Corporate Finance dated May 19, 2005 and January 31, 2006 respectively. In response to these comments, the authorized officer of the Company without an audit committee discussed with the registrant's independent accountant the matters disclosed in the filings and who agrees with the registrant in response to this Item 4.02. On January 16, 2006, the authorized officer of the Company without an audit committee reached the conclusion that the prior financial statements did, in fact, need to be restated and accordingly that amendments thereto needed to be filed with the Securities and Exchange Commission.

Supplementally, during the period, the Company's officers and directors had accumulated a total of $544,000 in expenses. The Company issued shares to the officers and directors at a price of $0.1088 per share based upon a "weighted average" formula. The Company believed that this valuation was warranted given the highly volatile price for its shares. According to Yahoo Finance, the historical price for these shares on the date of authorization were $0.07 per share for 3,000 shares and $0.06 per share for 2,000,000 shares. The Company believes that the weighted average price of $0.1088 (which is higher than the historical prices, but less dilutive to shareholders) more accurately reflects the valuation of the shares. If the shares were issued at fair market value at the date of authorization the amount that would have been recognized is $330,000 or a difference of $214,000 less than what is shown on the statement of operations.

As the result of the amendments, the prior Form 10KSB and Form 10QSB for the periods above should no longer be relied upon.



                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        TREE TOP INDUSTRIES, INC.
                                        (Registrant)

                                        By: /s/ David Reichman
                                        -----------------------------------
                                        David Reichman, CEO, Chairman,
                                        Principal Financial Officer, and
                                        Director

Date:  March 20, 2006